Exhibit 10.1

UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement by and between TIDELANDS BANCSHARES, INC. Mount Pleasant, South Carolina and	Docket No. 11-022-WA/RB-HC
FEDERAL RESERVE BANK OF RICHMOND Richmond, Virginia

WHEREAS, Tidelands Bancshares, Inc., Mount Pleasant, South Carolina (“Bancshares”), a registered bank holding company, owns and controls Tidelands Bank, Mount Pleasant, South Carolina (the “Bank”), a state-chartered nonmember bank, and various nonbank subsidiaries;

WHEREAS, it is the common goal of Bancshares and the Federal Reserve Bank of Richmond (the “Reserve Bank”) to maintain the financial soundness of Bancshares so that Bancshares may serve as a source of strength to the Bank;

WHEREAS, Bancshares and the Reserve Bank have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on March 4, 2011, the board of directors of Bancshares, at a duly constituted meeting, adopted a resolution authorizing and directing Larry W. Tarleton to enter into this Agreement on behalf of Bancshares, and consenting to compliance with each and every provision of this Agreement by Bancshares and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, Bancshares and the Reserve Bank agree as follows:

Source of Strength

1.                                       The board of directors of Bancshares shall take appropriate steps to fully utilize Bancshares’ financial and managerial resources, pursuant to section 225.4 (a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with the Consent Order issued by the Federal Deposit Insurance Corporation (“FDIC”) on December 28, 2010, and any other supervisory action taken by the Bank’s federal or state regulator.

Dividends and Distributions

2.                                       (a)                                  Bancshares shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the “Director”).

(b)                                 Bancshares shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

(c)                                  Bancshares and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

(d)                                 All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date. All requests shall contain, at a minimum, current and projected information on Bancshares’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and allowance for loan and lease losses; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Bancshares must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Capital Plan

3.                                       Within 60 days of this Agreement, Bancshares shall submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at Bancshares on a consolidated basis. The plan shall, at a minimum, address, consider, and include:

(a)                             The consolidated organization’s and the Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D) and the applicable capital adequacy guidelines for the Bank issued by the Bank’s federal regulator;

(b)                            the adequacy of the Bank’s capital, taking into account the volume of classified credits, its risk profile, the adequacy of the allowance for loan and lease losses, current and projected asset growth, and projected earnings;

(c)                             the source and timing of additional funds necessary to fulfill the consolidated organization’s and the Bank’s future capital requirements;

(d)                            supervisory requests for additional capital at the Bank or the requirements of any supervisory action imposed on the Bank by its federal or state regulator; and

(e)                                  the requirements of section 225.4(a) of Regulation Y of the Board of Governors that Bancshares serve as a source of strength to the Bank.

4.                                       Bancshares shall notify the Reserve Bank, in writing, no more than 45 days after the end of any quarter in which any of Bancshares’s capital ratios fall below the approved plan’s minimum ratios. Together with the notification, Bancshares shall submit an acceptable written plan that details the steps that Bancshares will take to increase Bancshares’ capital ratios to or above the approved plan’s minimums.

Debt and Stock Redemption

5.                                       (a)                                  Bancshares and its nonbank subsidiaries shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b)                                 Bancshares shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Compliance with Laws and Regulations

6.                                       (a)                                  In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Bancshares shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C. F.R. §§ 225.71 et seq.).

(b)                                 Bancshares shall comply with the restrictions on indemnification and severance payments of section 18 (k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359).

Approval and Implementation of Plans

7.                                       (a)                                  Bancshares shall submit written plans that are acceptable to the Reserve Bank within the applicable time periods set forth in paragraphs 3 and 4.

(b)                                 Within 10 days of approval by the Reserve Bank, Bancshares shall adopt the approved plans. Upon adoption, Bancshares shall promptly implement the approved plans, and thereafter fully comply with them.

(c)                                  During the term of this Agreement, the approved plans shall not be amended or rescinded without the prior written approval of the Reserve Bank.

Progress Reports

8.                                       Within 30 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, report of changes in stockholders’ equity.

Communications

9.                                  All communications regarding this Agreement shall be sent to:

(a)                                  A. Linwood Gill, III

Vice President

Federal Reserve Bank of Richmond

P.O. Box 27622

Richmond, Virginia 23261-7622

(b)                                 Mr. Robert E. Coffee, Jr.

President and CEO

Tidelands Bancshares, Inc.

P.O. Box 1087

Mount Pleasant, South Carolina 29465

Miscellaneous

10.                                 Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to Bancshares to comply with any provision of this Agreement.

11.                                 The provisions of this Agreement shall be binding upon Bancshares and its institution-affiliated parties, in their capacities as such, and their successors and assigns.

12.                                 Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

13.                                 The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting Bancshares, the Bank, the nonbank subsidiaries of Bancshares, or any of their current or former institution-affiliated parties and their successors and assigns.

14.                                 Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 18th day of March, 2011.

TIDELANDS BANCSHARES, INC.		FEDERAL RESERVE BANK OF RICHMOND

By:	/s/ Larry W. Tarleton	By:	/s/ A. Linwood Gill, III
	Larry W. Tarleton		A. Linwood Gill, III
	Acting Chairman		Vice President